Exhibit 99.1

                    ATMEL UPDATES FIRST QUARTER EXPECTATIONS

    SAN JOSE, Calif., April 18 /PRNewswire-FirstCall/ -- Atmel Corporation (Nasdaq: ATML), a worldwide leader in the development, fabrication and sale of advanced semiconductors, today announced revised expectations for the first quarter ended March 31, 2005.

    Revenues for the first quarter of 2005 are expected to be up 2-3% when compared to fourth quarter 2004 revenue, just above expectations. However, the Company anticipates gross margins of between 21-23% for the quarter, below expectations, and estimates that R&D and SG&A expenses should be about $74-75 million and $52-53 million, respectively. Net interest expense is expected to be between $3 and $4 million for the first quarter, and we anticipate tax expense being between $4 and $6 million for the first quarter. These components should yield a loss per share of between 8 and 10 cents.

    "Although sales were better than what we expected, average selling prices for some of our products, mainly smart card ICs and flash products, were lower than anticipated," stated George Perlegos, Atmel's President and Chief Executive Officer. "Our results were also impacted by inventory adjustments related to the lower average selling prices. Additionally, we experienced manufacturing issues in the production of our smart card ICs."

    These ranges of our expected results are based on management's initial analysis of operating results. Atmel is scheduled to report its 2005 first quarter financial results on April 26, 2005 after the close of the stock market.

    Teleconference
    Atmel will hold a brief teleconference for the financial community at 6:00 AM Pacific Time today to discuss the revised first quarter financial expectations. Atmel will provide a real-time audio broadcast of the teleconference from the Investor Relations page of its website at http://www.atmel.com . Investors may access the live teleconference by dialing 800-374-0405, and using the passcode 5644917.

    A webcast replay will be available for one year after the teleconference at http://www.atmel.com . Atmel will also provide a telephone recording of the teleconference, which will be available shortly after the completion of the call. Interested parties may listen to the playback of the teleconference by calling the following number: 800-642-1687 within 48 hours of completion of the call. Again, please use passcode 5644917.

    Information in this release regarding Atmel's expected operating results involves risks and uncertainties. These statements include statements about Atmel's expected revenue, certain operating and non-operating costs and gross margins for the first quarter of 2005. These statements are based upon information currently available to management and are subject to risks and uncertainties, including potential discrepancies between management's initial analysis of operating results and the final results of operations to be announced on April 26, 2005. These statements are not guarantees of first quarter performance and actual results could differ materially from our current expectations. Other risks are detailed from time to time in Atmel's SEC reports and filings, including our Form 10-K, filed on March 25, 2005 and subsequent Form 10-Q reports.

    Contact: Steven Horwitz, Director, Investor Relations of Atmel, +1-408-487-2677.

SOURCE  Atmel Corporation
    -0-                             04/18/2005
    /CONTACT: Steven Horwitz, Director, Investor Relations of Atmel, +1-408-487-2677/
    /Web site:  http://www.atmel.com